EXHIBIT 22.1


                  SUBSIDIARIES OF TAYLOR INVESTMENT CORPORATION

                                                  JURISDICTION OF       PERCENT
NAME                                               INCORPORATION         OWNED

Four Seasons Realty of Minnesota, Inc.              Minnesota             100%

Four Seasons Realty of Wisconsin, Inc.              Wisconsin             100%

Four Seasons Properties of Georgia, LLC             Georgia               100%

Four Seasons Properties of Tennessee, LLC           Minnesota             100%

FSP Development of Texas, LLC                       Texas                 100%

Four Seasons Realty of Michigan, Inc.               Michigan              100%

Laurentian Development Corporation                  Minnesota             100%

Kinkaid Development Corporation                     Illinois              100%